UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: April 25, 2002

                            ENERGIZER HOLDINGS, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

               MISSOURI              1-15401                No. 43-1863181
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         (State or Other     (Commission File Number)       (IRS Employer
          Jurisdiction of                                Identification Number)
          Incorporation)

     533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO               63141
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      (Address of Principal Executive Offices)                 (Zip Code)

                                 (314) 985-2000
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              (Registrant's telephone number, including area code)

Item  5.  Other  Events

The  Company  today  issued  the  following  press  release:


            ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS
St. Louis, Missouri, April 25, 2002 - Energizer Holdings, Inc, [NYSE: ENR], today announced results of its second quarter ended March 31, 2002. Net earnings for the quarter were $20.0 million, or $0.21 per diluted share, versus net earnings of $5.6 million, or $0.06 per share in the second fiscal quarter of 2001. Excluding unusual items of $2.9 million, net of taxes, relating to a restructuring of international operations, and $6.1 million, net of taxes, relating to bad debt expense for accounts receivable from Kmart, net earnings for the second quarter of 2002 were $29.0 million, or $0.31 per diluted share. Last year's second quarter results included amortization expense, net of taxes, of $3.8 million that would not have been amortized under the accounting rules adopted at the beginning of fiscal 2002. Excluding amortization, results for the second quarter of 2001 were $9.4 million, or $0.10 per diluted share. Excluding the unusual items in both periods, net earnings and diluted earnings per share increased 208% and 210%, respectively. Sales for the quarter were $339.7 million compared to sales of $355.0 million in last year's second quarter, a decrease of 4%. With the exception of a sales increase in Europe, all other regions experienced sales declines. Geographic segment income increased $9.5 million on higher North America and Europe results. General corporate and other expenses declined $0.8 million, research and development expenses declined $2.0 million and interest and other financing items decreased $3.8 million.

For the six months ended March 31, 2002, net earnings were $90.4 million, or $0.98 per diluted share, compared to net earnings of $59.8 million, or $0.63 per diluted share, in the same period last year. Excluding unusual items of $5.8 million, net of taxes, relating to restructuring and $6.1 million, net of taxes, relating to the Kmart accounts receivable, net earnings for the six months were $102.3 million, or $1.11 per diluted share. In addition, the six months ended March 31, 2001, included amortization expense of $7.6 million, net of taxes that was not included in the current year due to new accounting rules. Excluding this amortization, results for the first six months of 2001 were $67.4 million, or $0.71 per diluted share. Sales for the six months declined 1% to $907.4 million versus the same period in the prior year, primarily due to declines in Asia Pacific and South and Central America, nearly offset by increases in North America and Europe. Geographic segment income increased $35.4 million, primarily due to improved product costs and lower overhead expenses. For the six months, general corporate and other expenses increased $8.0 million, while research and development expenses, and interest and other financing items, decreased by $4.3 million and $7.3 million, respectively.

For the quarter and six months, all geographic segments benefited from lower product costs, reflecting lower material and variable costs, the impact of restructuring activities undertaken in the fourth quarter of 2001, and improved plant operating levels compared to last year.

"We are very pleased with these results. In a very tough environment we have posted earnings per share, before unusual items, which are up over 200% for the quarter and 56% for the year to date," said J. Patrick Mulcahy, chief executive officer. "Competitive pressures in the U.S. and economic conditions in Asia and Argentina have hurt the top line, but we've focused on the things that we can control: more effective promotional spending and cost management. We gave up some share in instances where we saw no return for added promotional spending, and we've aggressively challenged our production and overhead costs. We believe that a large portion of these costs savings are sustainable throughout the remainder of the year."

North  America
--------------

Net sales to customers for the second quarter decreased $4.8 million, or 3%, due to lower volumes, partially offset by favorable pricing and product mix. Gross profit increased $5.5 million for the quarter, due to the favorable pricing and product mix discussed above and lower product cost rates reflecting lower material costs and improved plant costs and operating levels. Segment profit increased $6.0 million reflecting higher margins and lower overhead and advertising expenses and included the $10 million, pre-tax, charge related to the Kmart bad debt expense.

Net sales to customers for the six months increased $22.4 million, or 4%, due to higher alkaline volumes, partially offset by unfavorable pricing and product mix, reflecting intense competition and higher promotional activity. Gross profit increased $24.2 million for the six months on lower product cost rates and higher sales. Segment profit increased $34.7 million, reflecting higher margins and lower overhead and advertising expenses, partially offset by the Kmart bad debt expense.

A.C. Nielsen reported the overall U.S. battery category sales value declined 4% in the quarter, while Energizer battery sales value declined 7%. However, Nielsen captures data from less than 50% of the total retail market. Energizer estimates total retail consumption of its battery products was down 1% for the quarter, as increases in non-Nielsen measured retailers nearly offset declines in Nielsen measured channels.

Energizer estimates sales to its retail customers in the U.S. lagged retail consumption by 8 to 10% during the third quarter of fiscal 2001 due to excess inventory in the retail pipeline and does not believe such excess existed as of March 31, 2002.

Asia  Pacific
-------------

For the second quarter, net sales decreased $2.8 million, or 4%, due to currency devaluation, partially offset by favorable pricing and product mix. Segment profit of $15.0 million was essentially flat versus prior year as lower product costs were offset by sales declines.

For the six months, net sales declined $20.0 million, or 11%, due to lower carbon zinc volumes and currency devaluation, partially offset by improved pricing and product mix. Segment profit declined $2.9 million, or 7%, as lower sales were offset by lower product costs.

Europe
------

Second quarter net sales increased $1.7 million, or 3%, due to improved pricing and product mix, partially offset by currency devaluation. Segment profit improved $3.5 million, to a loss of $0.8 million, reflecting higher sales and lower overhead and product costs.

For the six months, sales increased $7.5 million, or 5%, due to improved pricing and product mix and higher alkaline volumes. Segment profit increased $7.0 million, primarily due to higher sales and improved product costs.

South  and  Central  America
----------------------------

Net sales for the quarter decreased $9.4 million, or 30%, primarily due to currency devaluation and lower sales volumes in Argentina. Segment profit was essentially flat, as lower sales were offset by lower overhead costs and higher prices.

For the six months, net sales decreased $16.8 million, or 22%, due to lower volumes and currency devaluation. Argentina accounted for $12.7 million of the decline due to the recent economic crisis and deliberate actions to reduce sales and accounts receivable in the first quarter in anticipation of a currency devaluation. Segment profit declined $3.4 million, as lower sales were partially offset by lower overhead and product costs.

Other  Items
------------

For the quarter, corporate and other expenses were essentially flat versus the prior year quarter. For the six months, corporate and other expenses increased $8.0 million, reflecting higher compensation costs relating to company performance and stock price and lower royalty income, partially offset by lower management costs. Interest and other financing items decreased $3.8 million for the quarter and $7.3 million for the six months, reflecting lower average borrowings and lower interest rates, partially offset by currency exchange losses. Research and development expense decreased $2.0 million for the quarter and $4.3 million for the six months, reflecting cost savings efforts implemented in the fourth quarter of 2001. Income taxes were 25.4% for the quarter and 37.2% for the six months, compared to 41.5% for the same periods last year. The improvement in the tax rate for the current quarter includes a reduction necessary to bring the tax rate for the six months in line with expectations for the full year. The full tax rate for fiscal 2001 was 45.7%. The projected year over year improvement is due to reduced foreign losses, the elimination of goodwill amortization and lower taxes on repatriation of foreign earnings.

During the quarter, Energizer repurchased 44,700 shares of its common stock, for a total of 399,200 shares purchased in the first half of fiscal year 2002. Capital expenditures and depreciation expense for the quarter were $10.8 million and $14.2 million, respectively. For the six months, capital expenditures were $20.0 million, and depreciation expense was $29.2 million.

Restructuring  Activities
-------------------------

In March 2002, Energizer adopted a restructuring plan to reorganize certain international selling affiliates. As a result of the restructuring plan, Energizer recorded a $4.5 million charge, pre-tax, in the second quarter. The total estimated provision will be $6.0 to $8.0 million, pre-tax. The remaining provision will be recorded in the second half of 2002. Cost savings of this plan are expected to be $2.0 to $2.5 million in fiscal 2003, and $4.0 to $5.0 million annually thereafter.

The results for the six months ended March 31, 2002, include the above restructuring charge of $4.5 million and an additional charge of $4.0 million relating to the restructuring plans announced in the fourth quarter of 2001. Of the total $8.5 million restructuring charges recorded, $5.9 million was recorded separately as a provision for restructuring and $2.6 million was recorded in cost of goods sold relating to inventory write-downs and accelerated depreciation.

See attached schedule and notes for additional information on the first fiscal quarter of 2002.

                                      # # #
Statements in this press release that are not historical, particularly statements regarding the expenses associated with restructuring activity, the cost savings resulting from that activity and other cost saving initiatives, as well as the sustainability of those savings, Energizer's projected full-year tax rate, levels of foreign losses, and Energizer's market share and retail inventory levels of its products, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer's actual results for future periods to differ materially from those anticipated or projected. Severance costs and other expenses associated with current and proposed restructuring activity may be higher than anticipated, and there may be unknown expenses associated with these activities. In addition, the cost reductions actually realized as a result of restructuring activity and other cost savings initiatives may be less significant than anticipated. Such reductions may also not be sustainable over extended periods of time or may be offset by other overhead and production expenses. Energizer's actual tax rate for fiscal 2002 may be higher than projected because of unforeseen changes in the tax laws or applicable rates, higher taxes on repatriated earnings, or greater than anticipated foreign losses. Such losses may be impacted by local economic conditions or adverse governmental regulation, or by unforeseen increases in the cost structures of Energizer's foreign affiliates. Energizer's estimates of the total retail unit consumption of its battery products may be inaccurate, or may not reflect segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of Energizer estimates, or if those retailers elect to further contract their inventory levels. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including Energizer's Registration Statement on Form 10, as amended, its Annual Report on Form 10-K for the Year ended September 30, 2001, its quarterly report on Form 10-Q for the period ended December 31, 2001, and its Current Reports on Form 8-K dated April 25, 2000.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


ENERGIZER  HOLDINGS,  INC.




By:  /s/ Daniel J. Sescleifer
Daniel  J.  Sescleifer
Executive  Vice  President  and  Chief  Financial  Officer

Dated:  April  25,  2002